Exhibit 99.1

News Release

Analysts and Media Contact:

Susan Giles (972) 855-3729

Atmos Energy Corporation Reports Earnings for the

Fiscal 2013 Second Quarter and Six Months; Raises Fiscal 2013 Guidance

DALLAS (May 1, 2013)—Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its fiscal 2013 second quarter and six months ended March 31, 2013.

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Fiscal 2013 second quarter consolidated net income, excluding net unrealized margins, was $114.8 million, or $1.25 per diluted share, compared with net income, excluding net unrealized margins of $116.8 million, or $1.28 per diluted share in the prior-year quarter.

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After including noncash, unrealized net gains of $1.6 million, or $0.02 per diluted share, fiscal 2013 second quarter net income was $116.4 million, or $1.27 per diluted share. Net income was $109.1 million, or $1.20 per diluted share in the prior-year quarter, after including unrealized net losses of $7.7 million or ($0.08) per diluted share.

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As anticipated, net income for the quarter decreased due to rate design changes recently implemented in the Texas service areas, which shifts margins from the first and second fiscal quarters into the third and fourth fiscal quarters.

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Fiscal 2013 earnings guidance was increased to $2.45 to $2.55 per diluted share from $2.40 and $2.50 per diluted share, excluding unrealized margins and the gain on the sale of the company’s Georgia operations.

For the six months ended March 31, 2013, consolidated net income was $196.9 million, or $2.15 per diluted share, compared with net income of $177.6 million, or $1.94 per diluted share for the same period last year. Results from nonregulated operations include noncash, unrealized net gains of $15.0 million, or $0.16 per diluted share for the six months ended March 31, 2013, compared with net gains of $5.3 million, or $0.06 per diluted share for the prior-year period. For the current six-month period, regulated operations contributed $179.1 million of net income, or $1.95 per diluted share, and nonregulated operations contributed net income of $17.8 million, or $0.20 per diluted share. For the current six-month period, net income from regulated operations includes $7.2 million, or $0.08 per diluted share from discontinued operations, compared with $13.2 million, or $0.14 per diluted share for the same period last year.

“Regulated operations have continued to deliver stable and predictable earnings, driven by revenue growth from increased capital investment and well executed regulatory strategy” said Kim Cocklin, president and chief executive officer of Atmos Energy Corporation. “We will continue investing in our infrastructure to provide safe and reliable energy service to our customers while delivering an attractive shareholder return to our investors.”

“With half of our fiscal year now complete and earlier than expected revenue growth from our rate base investment, we are raising our earnings guidance to $2.45 to $2.55 per diluted share,” Cocklin concluded.

Results for the 2013 Second Quarter Ended March 31, 2013

Natural gas distribution gross profit, excluding discontinued operations, decreased $25.3 million to $347.0 million for the fiscal 2013 second quarter, compared with $372.3 million in the prior-year quarter. As expected, this decrease primarily reflects a decrease in margins due to the rate design changes implemented in the recent Mid-Tex and West Texas Divisions’ rate cases, which resulted in an increase to the customer’s base charge and decrease to the consumption charge. These rate design changes result in a shift in margins from the first and second fiscal quarters to the third and fourth fiscal quarters.

Regulated transmission and storage gross profit increased $3.8 million to $61.8 million for the quarter ended March 31, 2013, compared with $58.0 million for the same quarter last year. This increase is primarily the result of increased revenue from the Gas Reliability Infrastructure Program (GRIP) filing that became effective in April 2012.

Nonregulated gross profit increased $28.5 million to $24.3 million for the fiscal 2013 second quarter, compared with ($4.2) million for the prior-year quarter. Asset optimization margins increased $12.1 million from the prior-year quarter, primarily due to gains realized on the settlement of financial positions compared with losses incurred in the prior-year quarter, coupled with lower storage demand fees. Realized margins for gas delivery, storage and transportation services and other services increased $0.9 million quarter-over-quarter, primarily due to a $0.01/Mcf increase in per-unit margins, partially offset by a two percent decrease in consolidated sales volumes.

Interest charges for the second quarter of fiscal 2013 were $33.3 million, compared with $36.6 million for the prior-year quarter. The $3.3 million quarter-over-quarter decrease resulted primarily from interest deferrals related to Texas infrastructure spending in the current quarter.

Results for the Six Months Ended March 31, 2013

Natural gas distribution gross profit, excluding discontinued operations, decreased $29.3 million to $626.6 million for the six months ended March 31, 2013, compared with $655.9 million in the prior-year period. This decrease primarily reflects the aforementioned rate design changes implemented in the Texas service areas. Additionally, revenue-related taxes decreased $2.6 million, primarily due to the reduced revenues in both the Mid-Tex and West Texas Divisions.

Regulated transmission and storage gross profit increased $7.7 million to $122.5 million for the six months ended March 31, 2013, compared with $114.8 million last year. This increase is primarily the result of increased revenue from the GRIP filing that became effective in April 2012.

Nonregulated gross profit increased $35.6 million to $46.8 million for the six months ended March 31, 2013, compared with $11.2 million for the prior-year period. Asset optimization margins increased $18.5 million period-over-period, primarily due to smaller losses incurred from asset optimization activities. Significantly larger losses were experienced in the prior-year period as Atmos Energy Holdings realized losses in a falling price market when it rolled positions to capture incremental physical to forward spread values that were subsequently realized during the fiscal third and fourth quarters of fiscal 2012. Additionally, realized asset optimization margins for the prior-year period included a $1.7 million charge to write down to market certain natural gas inventory that no longer qualified for fair value hedge accounting. Realized margins for gas delivery, storage and transportation services and other services remained essentially flat period over period, despite a four percent decrease in consolidated sales volumes.

Consolidated operation and maintenance expense, excluding discontinued operations, for the six months ended March 31, 2013, was $217.6 million, compared with $223.9 million for the prior-year period. The $6.3 million decrease resulted primarily from lower legal and other administrative costs, partially offset by an increase in contract labor.

Interest charges for the six months ended March 31, 2013 were $63.9 million, compared with $72.4 million for the same period last year. The $8.5 million period-over-period decrease resulted primarily from interest deferrals related to Texas infrastructure spending in the current period and lower long-term interest expense resulting from refinancing activities that occurred during the fourth quarter of fiscal 2012.

The debt capitalization ratio at March 31, 2013 was 51.4 percent, compared with 51.7 percent at September 30, 2012 and 50.2 percent at March 31, 2012. At March 31, 2013, there was $233.0 million of short-term debt outstanding, compared with $570.9 million at September 30, 2012 and $174.0 million at March 31, 2012.

For the six months ended March 31, 2013, the company generated operating cash flow of $376.3 million, a $15.6 million increase compared with the six months ended March 31, 2012. The increase primarily reflects a $17.5 million period-over-period decrease in pension and postretirement contributions, combined with the timing of customer collections and vendor payments, as well as the effect of a decrease in the amount of cash used to inject gas into storage, primarily in the company’s nonregulated segment.

Capital expenditures increased to $389.1 million for the six months ended March 31, 2013, compared with $311.1 million in the prior-year period. The $78.0 million increase primarily reflects infrastructure spending in the Mid-Tex Division of the natural gas distribution segment and for the Line W and Line WX pipeline expansion projects in the regulated transmission and storage segment.

Outlook

The leadership of Atmos Energy remains focused on enhancing shareholder value by delivering consistent earnings growth. Atmos Energy now expects fiscal 2013 earnings to increase to a new range of $2.45 to $2.55 per diluted share, excluding unrealized margins and the gain on the sale of the company’s Georgia operations. The increase is based on continued strong earnings through the second fiscal quarter of 2013 from constructive rate outcomes in several jurisdictions, offset in part by the acceleration of the closing of the sale of the company’s Georgia assets. Net income from regulated operations is now expected to be in the range of $215 million to $223 million, while net income from nonregulated operations remains in the range of $9 million to $11 million. Total capital expenditures for fiscal 2013 are still expected to range between $770 million and $790 million.

Conference Call to be Webcast May 2, 2013

Atmos Energy will host a conference call with financial analysts to discuss the financial results for the fiscal 2013 second quarter and first six months on Thursday, May 2, 2013, at 9 a.m. Eastern Time. The telephone number is 877-485-3107, and the international telephone number is 201-689-8427. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day. Kim Cocklin, president and chief executive officer and Bret Eckert, senior vice president and chief financial officer will participate in the conference call.

Highlights and Recent Developments

Robert W. Best Retires as Executive Chairman

On April 2, 2013, Atmos Energy announced that Robert W. Best had retired from the company, effective April 1, 2013. Subsequent to his retirement, the board appointed Mr. Best as chairman of the board.

Atmos Energy Completes Sale of Georgia Distribution Assets

On April 1, 2013, Atmos Energy completed the sale of substantially all of its natural gas distribution assets and related nonregulated assets located in Georgia to Liberty Energy (Georgia) Corp., an affiliate of Algonquin Power & Utilities Corp. Net cash proceeds for rate base and related working capital were approximately $155 million, subject to final purchase price adjustments. The company expects to record a net of tax gain on the sale of approximately $6 million, or $0.07 per diluted share in the third quarter of fiscal 2013.

This news release should be read in conjunction with the attached unaudited financial information.

Forward-Looking Statements

The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company’s other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company’s ability to continue to access the capital markets and the other factors discussed in the company’s reports filed with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012 and in the company’s Quarterly Report on Form 10-Q for the three months ended December 31, 2012. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is one of the country’s largest natural-gas-only distributors, serving over three million natural gas distribution customers in over 1,400 communities in eight states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas and provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation

Financial Highlights (Unaudited)

Consolidated Statements of Income	Three Months Ended March 31		Percentage
(000s except per share)	2013	2012	Change

Gross Profit:
Natural gas distribution segment	$347,006	$372,328	(7)%
Regulated transmission and storage segment	61,848	58,037	7%
Nonregulated segment	24,307	(4,229)	675%
Intersegment eliminations	(410)	(349)	(17)%

Gross profit	432,751	425,787	2%

Operation and maintenance expense	111,086	109,300	2%
Depreciation and amortization	57,180	59,420	(4)%
Taxes, other than income	54,307	54,635	(1)%

Total operating expenses	222,573	223,355	—%

Operating income	210,178	202,432	4%

Miscellaneous income	1,712	506	238%
Interest charges	33,331	36,643	(9)%

Income from continuing operations before income taxes	178,559	166,295	7%
Income tax expense	66,219	64,211	3%

Income from continuing operations	112,340	102,084	10%

Income from discontinued operations, net of tax	4,085	7,027	(42)%

Net income	$116,425	$109,111	7%

Basic earnings per share
Income per share from continuing operations	$1.24	$1.12
Income per share from discontinued operations	0.04	0.08

Net income per share – basic	$1.28	$1.20

Diluted earnings per share
Income per share from continuing operations	$1.23	$1.12
Income per share from discontinued operations	0.04	0.08

Net income per share – diluted	$1.27	$1.20

Cash dividends per share	$0.350	$0.345

Weighted average shares outstanding:
Basic	90,530	90,020
Diluted	91,492	90,322

	Three Months Ended March 31		Percentage
Summary Net Income (Loss) by Segment (000s)	2013	2012	Change

Natural gas distribution – continuing operations	$86,190	$94,475	(9)%
Natural gas distribution – discontinued operations	4,085	7,027	(42)%
Regulated transmission and storage	16,530	14,620	13%
Nonregulated	7,997	730	995%
Unrealized margins, net of tax	1,623	(7,741)	121%

Consolidated net income	$116,425	$109,111	7%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Consolidated Statements of Income	Six Months Ended March 31		Percentage
(000s except per share)	2013	2012	Change

Gross Profit:
Natural gas distribution segment	$626,637	$655,923	(4)%
Regulated transmission and storage segment	122,529	114,796	7%
Nonregulated segment	46,766	11,176	318%
Intersegment eliminations	(819)	(716)	(14)%

Gross profit	795,113	781,179	2%

Operation and maintenance expense	217,613	223,944	(3)%
Depreciation and amortization	116,759	117,786	(1)%
Taxes, other than income	95,641	97,546	(2)%

Total operating expenses	430,013	439,276	(2)%

Operating income	365,100	341,903	7%

Miscellaneous income (expense)	2,410	(1,510)	260%
Interest charges	63,853	72,369	(12)%

Income from continuing operations before income taxes	303,657	268,024	13%
Income tax expense	113,969	103,556	10%

Income from continuing operations	189,688	164,468	15%

Income from discontinued operations, net of tax	7,202	13,150	(45)%

Net income	$196,890	$177,618	11%

Basic earnings per share
Income per share from continuing operations	$2.09	$1.81
Income per share from discontinued operations	0.08	0.14

Net income per share – basic	$2.17	$1.95

Diluted earnings per share
Income per share from continuing operations	$2.07	$1.80
Income per share from discontinued operations	0.08	0.14

Net income per share – diluted	$2.15	$1.94

Cash dividends per share	$0.70	$0.69

Weighted average shares outstanding:
Basic	90,445	90,137
Diluted	91,406	90,440

	Six Months Ended March 31		Percentage
Summary Net Income (Loss) by Segment (000s)	2013	2012	Change

Natural gas distribution – continuing operations	$139,283	$138,976	—%
Natural gas distribution – discontinued operations	7,202	13,150	(45)%
Regulated transmission and storage	32,635	28,034	16%
Nonregulated	2,766	(7,835)	135%
Unrealized margins, net of tax	15,004	5,293	183%

Consolidated net income	$196,890	$177,618	11%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Discontinued Operations (000s)	Three Months Ended March 31		Six Months Ended March 31
	2013	2012	2013	2012

Operating revenues	$21,678	$44,315	$37,962	$84,945
Purchased gas cost	12,497	26,493	21,464	51,133

Gross profit	9,181	17,822	16,498	33,812

Operating expenses	3,038	6,819	5,858	13,547

Operating income	6,143	11,003	10,640	20,265
Other nonoperating income	200	55	548	432

Income from discontinued operations before income taxes	6,343	11,058	11,188	20,697
Income tax expense	2,258	4,031	3,986	7,547

Net income from discontinued operations	$4,085	$7,027	$7,202	$13,150

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Consolidated Balance Sheets	March 31,	September 30,
(000s)	2013	2012

Net property, plant and equipment	$5,710,273	$5,475,604

Cash and cash equivalents	65,547	64,239
Accounts receivable, net	485,601	234,526
Gas stored underground	197,356	256,415
Other current assets	253,916	272,782

Total current assets	1,002,420	827,962

Goodwill and intangible assets	740,825	740,847
Deferred charges and other assets	500,212	451,262

	$7,953,730	$7,495,675

Shareholders’ equity	$2,543,470	$2,359,243
Long-term debt	2,455,514	1,956,305

Total capitalization	4,998,984	4,315,548

Accounts payable and accrued liabilities	316,411	215,229
Other current liabilities	377,357	489,665
Short-term debt	232,998	570,929
Current maturities of long-term debt	—	131

Total current liabilities	926,766	1,275,954

Deferred income taxes	1,168,140	1,015,083
Deferred credits and other liabilities	859,840	889,090

	$7,953,730	$7,495,675

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Consolidated Statements of Cash Flows	Six Months Ended March 31
(000s)	2013	2012

Cash flows from operating activities

Net income	$196,890	$177,618
Depreciation and amortization	118,873	122,735
Deferred income taxes	106,891	102,052
Other	5,519	9,874
Changes in assets and liabilities	(51,832)	(51,556)

Net cash provided by operating activities	376,341	360,723

Cash flows from investing activities

Capital expenditures	(389,117)	(311,123)
Other, net	(3,700)	(3,878)

Net cash used in investing activities	(392,817)	(315,001)

Cash flows from financing activities

Net decrease in short-term debt	(342,141)	(48,945)
Net proceeds from issuance of long-term debt	493,793	—
Settlement of Treasury lock agreements	(66,626)	—
Repayment of long-term debt	(131)	(2,369)
Cash dividends paid	(64,008)	(62,907)
Repurchase of common stock	—	(12,535)
Repurchase of equity awards	(3,124)	(3,509)
Issuance of common stock	21	164

Net cash provided by (used in) financing activities	17,784	(130,101)

Net increase (decrease) in cash and cash equivalents	1,308	(84,379)
Cash and cash equivalents at beginning of period	64,239	131,419

Cash and cash equivalents at end of period	$65,547	$47,040

	Three Months Ended March 31		Six Months Ended March 31
Statistics, including discontinued operations	2013	2012	2013	2012
Consolidated natural gas distribution throughput (MMcf as metered)	159,337	144,894	273,036	266,642
Consolidated regulated transmission and storage transportation volumes (MMcf)	105,099	109,626	213,842	214,663
Consolidated nonregulated delivered gas sales volumes (MMcf)	97,732	99,844	182,450	190,714
Natural gas distribution meters in service	3,150,173	3,220,045	3,150,173	3,220,045
Natural gas distribution average cost of gas	$4.67	$4.94	$4.77	$4.87
Nonregulated net physical position (Bcf)	20.8	38.0	20.8	38.0

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